                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                     Between

            CHAPTER 7 TRUSTEE FOR THE BANKRUPTCY ESTATE OF READ-RITE
                      CORPORATION, A DELAWARE CORPORATION,
                                 as the Trustee

                                       and

                         RR(US) ACQUISITION CORPORATION,
                             A DELAWARE CORPORATION
                                as the Purchaser

                            Dated as of July 24, 2003

                                TABLE OF CONTENTS

                                                                                                              PAGE
ARTICLE I             DEFINITIONS ..........................................................................     1
      Section 1.1.             Specific Definitions ........................................................     1
      Section 1.2.             Other Definitional Provisions ...............................................     7
ARTICLE II            THE PURCHASE AND SALE OF PURCHASED ASSETS ............................................     7
      Section 2.1.             Purchase and Sale of Purchased Assets .......................................     7
      Section 2.2.             Excluded Assets .............................................................     9
      Section 2.3.             Assumed Liabilities .........................................................    10
      Section 2.4.             Excluded Liabilities ........................................................    12
      Section 2.5.             Employees ...................................................................    12
      Section 2.6.             Taxes .......................................................................    13
      Section 2.7.             Consideration for the Purchased Assets ......................................    13
      Section 2.8.             Closing .....................................................................    13
      Section 2.9.             Options .....................................................................    13
      Section 2.10.            Deliveries at Closing .......................................................    15
      Section 2.11.            Supplemental Order ..........................................................    16
      Section 2.12.            Additional Consideration ....................................................    16
ARTICLE III           REPRESENTATIONS AND WARRANTIES OF THE TRUSTEE ........................................    16
      Section 3.1.             Authority ...................................................................    16
      Section 3.2.             Brokers and Finders .........................................................    16
ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF THE PURCHASER ......................................    17
      Section 4.1.             Authority ...................................................................    17
      Section 4.2.             No Application of HSR .......................................................    17
      Section 4.3.             Organization, Standing and Power ............................................    17
      Section 4.4.             Litigation ..................................................................    17
      Section 4.5.             Consents and Approvals ......................................................    17
      Section 4.6.             Brokers and Finders .........................................................    18
      Section 4.7.             "AS IS" Transaction .........................................................    18
ARTICLE V             COVENANTS ............................................................................    18
      Section 5.1.             Access and Information ......................................................    18
      Section 5.2.             Sale Motion .................................................................    19

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                              PAGE
      Section 5.3.             Deposit .....................................................................    19
      Section 5.4.             Conduct of Business .........................................................    19
      Section 5.5.             Bankruptcy Court Approval ...................................................    20
      Section 5.6.             Further Assurances ..........................................................    20
      Section 5.7.             Post-Closing Access to Information ..........................................    20
      Section 5.8.             Confidential Information ....................................................    21
      Section 5.9.             Closing .....................................................................    21
      Section 5.10.            No Individual Liability .....................................................    21
      Section 5.11.            Non-Purchased Assets ........................................................    21
ARTICLE VI            CONDITIONS TO CLOSING ................................................................    22
      Section 6.1.             Conditions to Obligations of the Purchaser ..................................    22
      Section 6.2.             Conditions to Obligations of Trustee ........................................    24
ARTICLE VII           TERMINATION ..........................................................................    24
      Section 7.1.             Termination .................................................................    24
      Section 7.2.             Notice of Termination .......................................................    25
      Section 7.3.             Abandonment .................................................................    25
      Section 7.4.             Deposit Refund ..............................................................    25
ARTICLE VIII          MISCELLANEOUS ........................................................................    25
      Section 8.1.             Purchase Price Allocation ...................................................    25
      Section 8.2.             Benefit; Risk of Loss .......................................................    25
      Section 8.3.             Survival of Representations and Warranties ..................................    26
      Section 8.4.             Amendment and Waiver ........................................................    26
      Section 8.5.             Expenses ....................................................................    26
      Section 8.6.             Assignment ..................................................................    26
      Section 8.7.             Entire Agreement ............................................................    27
      Section 8.8.             Fulfillment of Obligations ..................................................    27
      Section 8.9.             Parties in Interest; No Third Party Beneficiaries ...........................    27
      Section 8.10.            Schedules ...................................................................    27
      Section 8.11.            Headings ....................................................................    27
      Section 8.12.            Notices .....................................................................    27

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                              PAGE
      Section 8.13.            No Strict Construction ......................................................    29
      Section 8.14.            General .....................................................................    29
      Section 8.15.            Severability ................................................................    29
      Section 8.16.            Indemnification for Breach of Section 4.2 ...................................    29

                                    SCHEDULES
                                    ---------

Schedule 1.1(a)(i)        Assigned Contracts (including leased
                          equipment, executory contracts designated for assignment, cure amounts)

Schedule 1.1(a)(ii)       Additional Contracts

Schedule 1.1(b)(i) Equipment (owned as to which TCP and Lenders hold a senior lien)

Schedule 1.1(b)(ii)       Equipment (owned as to which parties other than TCP
                          and Lenders hold a senior lien)

Schedule 1.1(c) Intellectual Property, including all patents, patent applications and invention disclosures (including description, number, application number or docket number, as the case may be)

Schedule 2.2              Excluded Contracts

                                    EXHIBITS
                                    --------
Exhibit A                 Option Agreements

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of July 24, 2003, by and between TEVIS T. THOMPSON, Jr., in his capacity as TRUSTEE for the Bankruptcy Estate of READ-RITE CORPORATION, a Delaware corporation (the "TRUSTEE"), and RR(US) ACQUISITION CORPORATION, a Delaware corporation (the "PURCHASER").

                              W I T N E S S E T H:

      WHEREAS, the Trustee is the chapter 7 Trustee for the Bankruptcy Estate of Read-Rite Corporation, a Delaware corporation (the "COMPANY");

      WHEREAS, the Company commenced a case under chapter 7, title 11 of the United States Code (the "BANKRUPTCY CODE") on June 17, 2003 (the "PETITION DATE") by filing a voluntary petition (the "PETITION") initiating a case, Case No. 03-43576 RN-7 (the "CASE") under Chapter 7 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California Oakland Division (the "BANKRUPTCY COURT"), thereby creating the estate (the "BANKRUPTCY ESTATE") in accordance with Bankruptcy Code section 541 et seq.;

      WHEREAS, prior to the Petition Date, the Company was in the business of designing, manufacturing and marketing magnetic recording heads as gimbal assemblies and incorporating multiple head gimbal assemblies into head stack assemblies, which were incorporated into computer disk drives (the "BUSINESS"). Since the Petition Date, the Business has been in "idle" mode. The Bankruptcy Estate includes, among other things, a leasehold interest in that certain wafer fabrication facility (the "FREMONT FACILITY") located at 44100 Osgood Road, Fremont, California, certain equipment owned by the Bankruptcy Estate, certain equipment subject to contracts denominated as leases, the capital stock of certain direct subsidiaries of the Company, and certain patents, patent applications and other intellectual properties related to the Business; and

      WHEREAS, the Trustee desires to sell, assign, transfer, convey and deliver to the Purchaser, and to cause the Bankruptcy Estate to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser desires to purchase, acquire and assume from the Trustee and the Bankruptcy Estate, all property, contracts and other assets of the Company and the Bankruptcy Estate (other than the Excluded Assets), including those relating to the Business, free and clear of all Liens, Claims and Interests, as set forth herein.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      Section 1.1. Specific Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

      "ACCOUNTS RECEIVABLE" shall mean all accounts receivable, including any unbilled accounts receivable.

      "ACTIONS OR PROCEEDINGS" shall mean any actions, causes of action, claims, suits, proceedings, pleadings, investigations, charges, complaints or demands.

      "ADDITIONAL CONTRACTS" shall have the meaning set forth in Section 2.3(e).

      "AFFILIATE," as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person.

      "AGREEMENT" shall mean this Agreement and all Schedules and Exhibits hereto.

      "APPROVAL" shall mean any approval, authorization, consent, license, franchise, order or permit of or by, notice to, or filing or registration with, a Person.

      "ASSIGNED CONTRACTS" shall mean the Contracts listed on Schedule 1.1(a)(i), including any Additional Contracts placed on Schedule 1.1(a)(i) in accordance with Section 2.3(e) and any Later Discovered Contracts placed on
Schedule 1.1(a)(i) in accordance with Section 2.3(f); provided that any Excluded Contract listed on Schedule 2.2 shall not be an Assigned Contract.

      "ASSUMED LIABILITIES" shall have the meaning set forth in Section 2.3.

      "AVOIDANCE ACTIONS" shall mean all rights or causes of action arising under sections 506(c), 510, 544, 545, 547, 548, 549, 550, 551 and 553 of the
Bankruptcy Code and all defenses and rights of offset/recoupment relating to proofs of claim asserted or deemed asserted in the Case, provided that any of the foregoing with respect to any Affiliate of the Company shall not be deemed Avoidance Actions.

      "BANKRUPTCY CODE" shall have the meaning set forth in the preamble.

      "BANKRUPTCY ESTATE" shall have the meaning set forth in the recitals.

      "BANKRUPTCY COURT" shall have the meaning set forth in the recitals.

      "BUSINESS" shall have the meaning set forth in the recitals.

      "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Los Angeles, California are authorized or obligated by law or executive order to close.

      "CASE" shall have the meaning set forth in the recitals.

      "CLAIM" shall have the meaning set forth in Bankruptcy Code section
101(5).

      "CLOSING" shall have the meaning set forth in Section 2.8.

      "CLOSING DATE" shall have the meaning set forth in Section 2.8.

      "CODE" shall mean the Internal Revenue Code of 1986, as amended and the regulations thereunder.

      "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section 2.1(h).

      "CONTRACT" shall mean each instrument, contract, license and other agreement, including real property leases, operating leases, capital leases, unexpired leases of personal property and other leases, including executory contracts and unexpired leases as such terms are used in section 365 of the Bankruptcy Code.

      "CONTRACT DETERMINATION DATE" shall have the meaning set forth in Section 2.3.

      "CROSS-LICENSES" shall mean each instrument, contract, license and other agreement, pursuant to which (a) a third party holds or held a license to Intellectual Property of the Bankruptcy Estate or the Company and (b) the Bankruptcy Estate or the Company holds or held a license to Intellectual Property of such third party. Nothing herein shall act as a waiver or otherwise prejudice any rights of the Purchaser or the Bankruptcy Estate with respect to the assignability or non-assignability of any Cross-License identified in subsection (b) of the preceding sentence, each of which is hereby reserved and preserved.

      "CURE FINDING" shall have the meaning set forth in Section 2.3(b).

      "EQUIPMENT" shall mean (a) all building operating systems and equipment, other systems and equipment (including all phone and security systems and equipment), furniture, furnishings, fixtures, trade fixtures and improvements and other supplies, including without limitation the equipment set forth in
Schedule 1.1(b)(i) and Schedule 1.1(b)(ii), and (b) any and all guaranties, warranties and similar rights with respect thereto (to the maximum extent transferable under the Bankruptcy Code).

      "EQUIPMENT PRICE" shall have the meaning set forth in Section 2.7(c).

      "EXCLUDED ASSETS" shall have the meaning set forth in Section 2.2.

      "EXCLUDED CONTRACTS" shall have the meaning set forth in Section 2.2.

      "EXCLUDED LIABILITIES" shall have the meaning set forth in Section 2.4.

      "FINAL ORDER" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, entered on the docket of such court, that has not been reversed, rescinded, stayed, modified or amended, that is in full force and effect, and with respect to which: (a) the time to appeal, seek review or rehearing, or petition for certiorari has expired and no timely filed appeal or petition for review, rehearing, remand or certiorari is pending; or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which review, rehearing or certiorari was sought.

      "GOVERNMENTAL DIRECTIVE" shall mean any order, directive, writ, judgment, award, injunction or decree by any Governmental Entity affecting the Business.

      "GOVERNMENTAL ENTITY" shall mean any court, tribunal, governmental or regulatory authority, agency, department, commission, instrumentality, body or other governmental entity of the United States of America or any State or political subdivision thereof or any court or arbitrator.

      "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

      "INFRINGEMENT CLAIM" shall mean any claim, right of action, cause of action, counterclaim, right of offset or recoupment of any kind and nature, whenever and however arising, whether imposed by agreement, understanding, Law, equity or otherwise, and the proceeds thereof, whether or not such claim or right has been asserted, threatened or filed, arising from or relating to any Intellectual Property, whether such claim arises under contract, tort, statute, common law, equity or otherwise, and all claims for actual, consequential, punitive or other damages and other relief arising from the foregoing.

      "INTERIM PERIOD" shall mean the period between the date hereof and the Closing Date (or the earlier termination of this Agreement in accordance with its terms).

      "INTELLECTUAL PROPERTY" shall mean all of the following whether patented or patentable or not and whether or not such items have been reduced to written, computer-readable or other tangible form and irrespective of where any of the same were issued, are pending or exist that are owned by, issued to or licensed by any Person (in or under their own name or the name of any other Person):
United States and foreign patents of any description and applications therefor, utility models and utility model applications (whether owned or licensed), including any equivalents, divisionals, continuations, continuations-in-part, re-issues, registrations, additions or extensions thereof, as well as any further patents, patent applications, utility models and utility model applications (whether owned or licensed); United States (federal, state and common law) and foreign trademarks and other trade names, service marks, logos, labels, trade dress, advertising and package designs, and other trade rights (and all goodwill associated with the foregoing), whether or not registered and all applications therefor; United States and foreign copyrights, whether or not registered and all applications therefor (including copyrights in computer software and computer software documentation, source code and systems documentation), all other rights relating to computer software, Web sites, and domain name registrations; know-how, trade secrets, mask works, business leads, research and results thereof, technology, techniques, data, methods, processes, instructions, drawings and specifications, inventions, discoveries, improvements, designs, processes, formulae, recipes, shop rights and license agreements; chain of title documents, engineering design and manufacturing process files, invention conception and reduction to practice documents (including notebooks, specifications, and other engineering records), all agreements of every kind and character granting or licensing any of the foregoing or any rights thereto; all other intellectual property rights of any kind or nature; all rights, claims and causes of action relating to any of the foregoing, including all rights, claims or causes of action for past infringement or misappropriation (including all Infringement Claims); and any and all documents and information of any type or description relating to any of the foregoing. Without limiting the generality of the foregoing, the definition of Intellectual Property shall include any foreign counterparts, divisions, substitutions, reexaminations, continuations, continuation-in-part, reissues, patents of additions, renewals and extensions of any of the foregoing.

      "INTELLECTUAL PROPERTY LICENSE RIGHTS" shall mean any rights of a non-debtor party in, to or under any Intellectual Property of the Bankruptcy Estate as such rights existed on the Petition Date, to the extent such rights would be enforceable against the Trustee or the Bankruptcy Estate under section 365(n) of the Bankruptcy Code.

      "INTERESTS" shall mean any and all "interests" as such term is used in section 363(f) of the Bankruptcy Code, provided that for the purposes of this Agreement such term shall not include Intellectual Property License Rights.

      "INVENTORY" shall mean all inventories owned or held by a Person, wherever located. For purposes hereof, inventories shall include packaging, finished goods, raw materials, supplies, work in process, spare parts and other miscellaneous items of tangible property normally considered a part of "inventory" under GAAP.

      "LATER DISCOVERED CONTRACT" shall mean any Contract of the Bankruptcy Estate not listed on Schedule 1.1(a)(i) or Schedule 2.2 as of the date of this Agreement.

      "LIABILITY" shall mean any debt, liability, commitment and guaranty, warranty or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, accrued, fixed, absolute, potential, contingent or otherwise, and whether due or to become due.

      "LAW" shall mean any law, rule, regulation, code, plan, judgment or other restriction of any court, arbitrator or Governmental Entity.

      "LIEN" shall have the meaning set forth in Bankruptcy Code section
101(37).

      "OPTION AGREEMENT(S)" shall have the meaning set forth in Section 2.9.

      "OPTION COMPANIES" shall have the meaning set forth in Section 2.9.

      "OPTION HOLDER" shall have the meaning set forth in Section 2.9.

      "OPTIONS" shall have the meaning set forth in Section 2.9.

      "PERSON" shall mean any individual, corporation, partnership (general or limited), limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization or Governmental Entity.

      "PETITION" shall have the meaning set forth in the recitals.

      "PETITION DATE" shall have the meaning set forth in the recitals.

      "PURCHASE PRICE" shall have the meaning set forth in Section 2.7.

      "PURCHASED ASSETS" shall have the meaning set forth in Section 2.1.

      "PURCHASED ASSET PRICE" shall have the meaning set forth in Section 5.2.

      "PURCHASER" shall have the meaning set forth in the preamble.

      "READ RITE HOLDING" shall have the meaning set forth in Section 2.9.

      "READ RITE HOLDING OPTION" shall have the meaning set forth in Section
2.9.

      "READ-RITE INTERNATIONAL" means Read-Rite International, a Cayman Islands corporation and a wholly-owned subsidiary of the Company.

      "READ-RITE INTERNATIONAL OPTION" shall have the meaning set forth in
Section 2.9.

      "RECORDS" shall have the meaning set forth in Section 2.1(h).

      "RELATED DOCUMENT" shall mean those documents executed in connection with the consummation of the transaction contemplated by this Agreement.

      "RESTRICTED CONTRACT" shall mean any Contract that the Trustee may not assume and assign to Purchaser pursuant to section 365(c)(1) of the Bankruptcy Code absent the consent of the non-debtor party thereto, as determined by Final Order.

      "SALE MOTION" shall mean the motion of the Trustee to approve this Agreement, enter the Sale Order and waive the ten-day stay on enforcement of the Sale Order in accordance with Bankruptcy Rules 6004(g) and 6006(d).

      "SALE ORDER" shall have the meaning set forth in Section 6.1.

      "STOCK CERTIFICATE(S)" shall mean the original certificate representing the capital stock of the specified entity, or, in the event that Trustee is unable, after reasonable efforts, to locate such original certificate, an affidavit signed by the Trustee certifying that such original certificate has been lost and covenanting to deliver such original certificate to Purchaser in the event that such original certificate is eventually found by or delivered to Trustee.

      "SUNWARD TECHNOLOGIES" shall have the meaning set forth in Section 2.9.

      "SUNWARD TECHNOLOGIES OPTION" shall have the meaning set forth in Section 2.9.

      "SUPPLEMENTAL MOTION" shall have the meaning set forth in Section 2.3(e).

      "SUPPLEMENTAL ORDER" shall have the meaning set forth in Section 2.3(e).

      "TAX" or "TAXES" shall mean any and all federal, state, county, local, foreign and other taxes, assessments, duties or charges of any kind whatsoever, including, without limitation, franchise, income, sales, use, ad valorem, gross receipts, value added, profits, license, minimum, alternative minimum, environmental, withholding, payroll, employment, excise, property, customs and occupation taxes, and any interest, fine, penalty, addition to tax and other amounts imposed with respect thereto.

      "TAX RETURNS" shall mean all returns, reports, forms, estimates, information returns and statements (including any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any Taxes.

      "TCP" means Tennenbaum Capital Partners, LLC in its capacity as "Administrative Agent" for certain parties (the "LENDERS").

      "TEN DAY WAIVER" shall have the meaning set forth in Section 5.5(b).

      "TRANSFER" shall mean any sale, transfer, conveyance, assignment, delivery or other disposition, and "Transfer" or "Transferred," used as a verb, shall each have a correlative meaning.

      "TRUSTEE" has the meaning set forth in the recitals.

      Section 1.2. Other Definitional Provisions.

            (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

            (b) The words and phrases "including," and "including, but not limited to," when used in this Agreement shall mean "including, without limitation".

            (c) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

            (d) The terms "dollars" and "$" shall mean United States dollars.

            (e) The term "commercially reasonable" shall mean, in addition to its general use and meaning, with respect to any matter involving litigation or disputes involving or requiring a ruling from the Bankruptcy Court, the preparation and filing of any motions or papers, including supporting affidavits or declarations and any reply or objection papers as required or permitted, in a manner reasonably calculated to achieve the intended result. When used in respect of the obligations of the Trustee, "commercially reasonable" efforts shall also require appropriate consultation with the Purchaser in the preparation of the any such motions or papers.

                                   ARTICLE II

                    THE PURCHASE AND SALE OF PURCHASED ASSETS

      Section 2.1. Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions set forth herein, on the Closing Date, the Trustee shall transfer and cause the Bankruptcy Estate to Transfer to the Purchaser, and the Purchaser shall purchase and accept from the Trustee and the Bankruptcy Estate, free and clear of (i) all Liens, Claims and Interests against the Bankruptcy Estate and (ii) any Liens, Claims or Interests of an entity other than the Bankruptcy Estate, all of the Trustee's and all of the Bankruptcy Estate's right, title, and interest in, to and under all of the assets, property, rights and claims of the Bankruptcy Estate, wherever located, real, personal or mixed, whether tangible or intangible, other than the Excluded Assets, including without limitation all of the Bankruptcy Estate's right, title and interest in, to and under the following (collectively, the "PURCHASED ASSETS"):

            (a) any Equipment, including without limitation the Equipment on Schedules 1.1(b)(i) and 1.1(b)(ii);

            (b) the Assigned Contracts;

            (c) any Intellectual Property and any tangible embodiments thereof, including without limitation the Intellectual Property listed on Schedule 1.1(c), but excluding any Confidential Information;

            (d) any business licenses and permits of the Bankruptcy Estate, including those used in the operation of the Business, to the extent transferable to the Purchaser;

            (e) any claims, deposits, security deposits and other security, prepayments, prepaid assets, refunds (including tax refunds), causes of action, rights of recovery, rights of setoff and rights of recoupment as of the Closing Date, including all rights, claims, credits, suits, actions or demands against any Affiliate of the Company;

            (f) any warranties of third parties on any Purchased Assets;

            (g) to the extent assignable by the Trustee to the Purchaser, property damage, but NOT liability, insurance coverage under the Bankruptcy Estate's insurance policies and insurance contracts covering any loss or damage to any of the Purchased Assets that occurred at any time prior to the Closing Date together with any claim, action or other right the Bankruptcy Estate may have for insurance coverage under such policies and contracts that relates to any such loss or damage, and, regardless of whether or not such claims or coverage are assignable, any proceeds received from any such policy or contract from and after the Closing Date pertaining to such time period (it being understood that insurance coverage for, and claims relating to, any Excluded Assets are being retained by the Bankruptcy Estate);

            (h) any books of account, ledgers, financial, accounting and Tax records and all general and personnel records, files, invoices, customers' and suppliers' lists, other distribution and mailing lists, price lists, reports, plans, advertising materials, catalogues, billing records, sales and promotional literature, manuals, and customer and supplier correspondence (the "RECORDS") that pertain to the Purchased Assets provided that the Purchaser shall make such Records available to the Trustee (or any other party acquiring property from the Bankruptcy Estate) upon reasonable requests and subject to execution of a confidentiality agreement reasonably acceptable to the Purchaser; provided that Records do not include any confidential or propriety information, or trade secrets, contained in any form or medium, that the Bankruptcy Estate is prohibited from transferring to a third party pursuant to an agreement or confidentiality obligation that is enforceable against the Trustee ("CONFIDENTIAL INFORMATION");

            (i) any Accounts Receivable;

            (j) any Inventory;

            (k) any cash, cash equivalents, securities and investments, including, but not limited to, any and all cash, check, money order, wire transfer or other deposits;

            (l) any litigation claims, rights and causes of action, excluding any litigation claims, rights and causes of action against TCP, the Lenders or any directors, officers or employees of the Bankruptcy Estate;

            (m) any rights to refunds or return of Taxes;

            (n) to the extent transferable by applicable law and provided that such inclusion would not subject the Purchaser to any Liabilities under any Excluded Contract, all rights under any Contract under which the counterparty or counterparties agree or have agreed not to compete with the operations or property of the Company or of the Bankruptcy Estate or agree or have agreed to keep confidential information regarding the Company or the Bankruptcy Estate, without regard to whether any such Contract is an Excluded Contract; and

            (o) all goodwill associated with the Purchased Assets.

      Section 2.2. Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall not include any assets excluded by the terms of this Section 2.2 (the "EXCLUDED ASSETS"), such Excluded Assets consisting in their entirety of the Bankruptcy Estate's right, title and interest in, to and under the following:

            (a) the consideration paid by Purchaser to Trustee pursuant to this Agreement;

            (b) all Contracts of the Bankruptcy Estate that the Purchaser places on Schedule 2.2 prior to the Contract Determination Date (the "EXCLUDED CONTRACTS"), subject to the provisions of Section 2.1(n);

            (c) any bids and deposits received from any Person other than the Purchaser or its agents or representatives in connection with the proposed sale of any of the Purchased Assets and any analyses prepared by or on behalf of the Trustee of any bids for the Business or any portion thereof, or any materials relating to the negotiations with any potential bidder;

            (d) all Avoidance Actions;

            (e) any assets of any employee benefit plan of the Company or the Bankruptcy Estate and any rights under any such plan or any contract, agreement or arrangement between any employee or consultant and the Company or the Bankruptcy Estate;

            (f) any Confidential Information;

            (g) the capital stock of any direct subsidiary of the Company, except with respect to rights under the Option Agreements;

            (h) all bank and other deposit accounts of the Trustee;

            (i) except as set forth in Section 2.1(g), all insurance policies and insurance contracts insuring property of the Bankruptcy Estate, or any Purchased Asset;

            (j) all rights, claims, credits, suits, actions or demands against TCP or the Lenders or any officer or director of the Bankruptcy Estate;

            (k) all Records of the Trustee or the Bankruptcy Estate required by Law to be retained; provided that the Trustee shall permit the Purchaser to copy the same (except for those Records, or portion thereof, that are Confidential Information) at the Purchaser's expense (without reduction in the Purchase Price); and

            (l) any assets of the Bankruptcy Estate otherwise included in the definition of Purchased Assets that may be designated by Purchaser as "Excluded Assets" in the Purchaser's sole discretion, prior to the Contract Determination Date.

      Section 2.3. Assumed Liabilities.

            (a) Subject to the terms and conditions of this Agreement, at and as of the Closing Date, the Purchaser shall assume and agree to pay, perform, discharge and satisfy when due in accordance with their terms (i) all Liabilities under any of the Assigned Contracts accruing, arising out of or relating to periods from and after the Closing Date; and (ii) all cure payments for all Assigned Contracts as determined by a Cure Finding for such Assigned Contracts. The Sale Order shall provide that the assumption and assignment to Purchaser of the Assigned Contracts set forth on Schedule 1.1(a)(i) as in effect on the date hereof is approved, subject only to (i) payment by Purchaser of all cures as determined by a Cure Finding and (ii) the Purchaser's right to exclude any Contract from the definition of Assigned Contracts in accordance with the terms of this Section 2.3. For purposes of clarification, unless the Sale Order provides that the sixty (60) day period under section 365(d)(1) is extended for cause until the Contract Determination Date, then the Trustee shall use his commercially reasonable efforts to obtain an order from the Court extending the sixty (60) day period under section 365(d)(1) for cause until the Contract Determination Date.

            (b) The term "CURE FINDING" as used herein shall mean a finding by the Bankruptcy Court in a Final Order determining the amount required to be paid to cure any outstanding defaults under an Assigned Contract so that the Trustee may assume and assign such Contract to Purchaser pursuant to section 365 of the Bankruptcy Code. The Trustee shall use his commercially reasonable efforts to ensure that the Sale Order includes the Cure Findings as set forth on Schedule 1.1(a)(i) hereto for each Contract thereon. Upon objection by the non-debtor party to any such Contract the Trustee shall either settle the objection of such party (subject to approval of the Purchaser if such settlement sets a higher Cure Finding than the amount set forth on Schedule 1.1(a)(i) for such Contract) or shall litigate such objection under such procedures as the Bankruptcy Court shall approve and proscribe. The Purchaser shall be responsible for tendering any cure amounts for each Assigned Contract as determined by a Cure Finding for such Contract, and, subject to Purchaser's right to exclude Contracts from the Assigned Contracts in accordance with Section 2.3, Purchaser shall pay such cure amounts as of the

Contract Determination Date. The Sale Order shall provide that the Purchaser may take any action and file any motions or other papers with respect to a Cure Finding required to be taken by the Trustee pursuant to this Section 2.3(b) in place and in the name of the Trustee or that the Purchaser shall pay the legal fees of the Trustee involved in any such litigation.

            (c) The Purchaser shall have the right to include or exclude any Contract (other than the lease for the Fremont Facility) from the list of Assigned Contracts at any time prior to the date that is sixty (60) days following the Closing Date or, if such date does not fall on a Business Day, the next succeeding Business Day (the "CONTRACT DETERMINATION DATE"). Excluded Contracts shall be deemed excluded by their placement by Purchaser on Schedule
2.2 at any time prior to the Contract Determination Date.

            (d) In the event the Sale Order does not include a Cure Finding with respect to any Assigned Contract, then the Contract Determination Date for such Contract shall be deemed to be and shall be extended until the date that is five
(5) Business Days after the date that the Bankruptcy Court makes a Cure Finding for such Contract (if such date would be after the date that would otherwise be the Contract Determination Date).

            (e) The Trustee shall move the court for entry of an order (the "SUPPLEMENTAL ORDER") pursuant to a motion (the "SUPPLEMENTAL MOTION") to assume and assign to Purchaser any additional Contracts (including the Contracts set forth on Schedule 1.1(a)(ii), the "ADDITIONAL CONTRACTS") as identified by Purchaser that, for any reason, are not assumed and assigned to Purchaser pursuant to the Sale Order, with the same effect as if such Contracts had been Assigned Contracts under the Sale Order, including setting a proposed cure amount and seeking a Cure Finding therefor. The Sale Order shall provide that a motion to assume and assign an Additional Contract shall be on notice only to the Purchaser and to the non-debtor party or parties to such Contract. If the non-debtor party to any such Additional Contract objects to the assumption and assignment of such Contract or to the Trustee's proposed cure amount, then the Trustee shall either settle the objection of such party (subject to approval of the Purchaser) or shall litigate such objection under such procedures as the Bankruptcy Court shall approve and proscribe. The Contract Determination Date for any Additional Contract shall be deemed to be and shall be extended until the later of (i) the date that is sixty (60) days after the date that such Additional Contract is placed by the Trustee on Schedule 1.1(a)(i); and (ii) the date that is three (3) Business Days after the date that the Bankruptcy Court makes a Cure Finding for such Contract (in each case if such date would be after the date that would otherwise be the Contract Determination Date). The Sale Order shall provide that the Purchaser may take any action and file any motions or other papers with respect to an Additional Contract required to be taken by the Trustee pursuant to this Section 2.3(e) in place and in the name of the Trustee or that the Purchaser shall pay the legal fees of the Trustee involved in any such litigation.

            (f) In the event that either the Trustee or the Purchaser discovers the existence of any Later Discovered Contracts, then such party shall notify the other party of such Contracts as soon as reasonably possible. At the request of the Purchaser (which must be given within three (3) Business Days of the date of the notice in the preceding sentence), the Trustee shall place any Later Discovered Contracts on Schedule 1.1(a)(i) hereto and shall move to assume and assign such Contracts to the Purchaser with the same effect as if such Contracts had been so scheduled originally, including setting a proposed cure amount. The Sale Order shall provide that a motion to assume and assign a Later Discovered Contract shall be on notice only to the Purchaser and to the non-debtor party or parties to such Contract. If the non-debtor party to any such Later Discovered Contract objects to the assumption and assignment of such Contract or to the Trustee's proposed cure amount, then the Trustee shall either settle the objection of such party (subject to approval of the Purchaser) or shall litigate such objection under such procedures as the Bankruptcy Court shall approve and proscribe. The Contract Determination Date for any Later Discovered Contract shall be deemed to be and shall be extended until the later of (i) the date that is sixty (60) days after the date that such Later Discovered Contract is placed by the Trustee on
Schedule 1.1(a)(i); and (ii) the date that is three (3) Business Days after the date that the Bankruptcy Court makes a Cure Finding for such Contract (in each case if such date would be after the date that would otherwise be the Contract Determination Date). The Sale Order shall provide that the Purchaser may take any action and file any motions or other papers with respect to a Later Discovered Contract required to be taken by the Trustee pursuant to this Section 2.3(f) in place and in the name of the Trustee or that the Purchaser shall pay the legal fees of the Trustee involved in any such litigation.

            (g) The Trustee shall have no obligation to seek or obtain the consent of any non-debtor party to a Restricted Contract for purposes of sections 363(f) or 365(f) of the Bankruptcy Code. If any non-debtor party to a Restricted Contract objects to the assumption and assignment of such Contract, the Purchaser agrees that if such non-debtor party does not consent to the assumption of such Contract on or before the Contract Determination Date, then such Contract shall be and shall be deemed to be an Excluded Contract without any adjustment to the Purchase Price.

      Section 2.4. Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser shall not assume, and shall have no liability or obligation for any other Liabilities of the Trustee, the Company or the Bankruptcy Estate, as a successor in interest or otherwise, including, without limitation (except to the extent expressly included in the Assumed Liabilities) any Liability arising out of, or related to, any (i) employee or consultant of the Trustee, the Company or the Bankruptcy Estate, including any Liability with respect to any key employee retention plans, any Liability with respect to or arising from any "employee benefit plan" (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), any Liability with respect to the Worker Adjustment and Retraining Notification (WARN) Act and any Liability with respect to COBRA Coverage for employees or consultants of the Trustee, the Company or the Bankruptcy Estate terminated prior to or as part of the consummation of the transactions set forth in this Agreement; (ii) any severance payable to any employee or consultant of the Trustee, the Company or the Bankruptcy Estate;
(iii) any costs or expenses incurred in connection with, or related to, the administration of the Case, including without limitation, any accrued professional fees and expenses of attorneys, accountants, financial advisors and other professional advisors related to the Case, as well as the Trustee's fees and expenses; (iv) Liabilities under any warranty, guaranty or similar obligation of the Trustee, the Company or the Bankruptcy Estate arising from or relating to any acts or transactions prior to the Closing Date; (v) Liabilities arising under any and all Excluded Contracts; or (vi) Liabilities to the extent relating to the Excluded Assets (collectively, the "EXCLUDED LIABILITIES").

      Section 2.5. Employees. As of the Closing, the Trustee shall terminate any remaining employees of the Company and the Bankruptcy Estate, including any former employees of the Debtor retained by the Bankruptcy Estate at the behest of the Trustee as consultants or otherwise for the purpose of maintaining the Purchased Assets, and Purchaser shall offer employment to no fewer than six hundred (600) former employees of the Company in the United States.

      Section 2.6. Taxes. Any sales, use, purchase, transfer, stamp, or documentary stamp Taxes which may be payable by reason of the sale of the Purchased Assets, under this Agreement for the transactions contemplated herein and any and all claims, charges, interest or penalties assessed, imposed or asserted in relation to any such Taxes, shall be the responsibility and obligation of and timely paid by the Purchaser. In no event shall any party to this Agreement be responsible for the income taxes of any other party that arise as a consequence of the transactions consummated hereunder.

      Section 2.7. Consideration for the Purchased Assets. Purchaser shall furnish the following consideration for and on account of the Purchased Assets (which, collectively, shall constitute the "PURCHASE PRICE"):

            (a) Assumption of Assumed Liabilities; plus

            (b) Cash in the amount of eighty seven million dollars ($87,000,000) for and on account of all Purchased Assets other than the Equipment listed in
Schedule 1.1(b)(ii); plus

            (c) Cash in the amount of $500,000 for the Equipment on Schedule 1.1(b)(ii) in which Citicorp Vendor Finance, Inc. holds a senior, first priority lien and cash in the amount of $7,600,000 for the Equipment on Schedule 1.1(b)(ii) in which Heller Financial Leasing or GE Capital Funding (as assignee of Heller Financial Leasing) holds a senior, first priority lien (together, the "EQUIPMENT PRICE").

      Section 2.8. Closing. Upon the terms and subject to the conditions hereof, the closing of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of Jeremy Katz, Esq., Gordon & Rees LLP, Embarcadero Center West, 275 Battery Street, Suite 2000, San Francisco, California, 94111, at 10:00 a.m., local time on the second Business Day following the satisfaction or waiver (subject to applicable Law) of the conditions precedent specified in Article VI (other than those conditions that by their nature are to be fulfilled only at the Closing, but subject to the fulfillment or waiver (subject to applicable
Law) of such conditions) or at such other time and place as the parties hereto may mutually agree (such date, the "CLOSING DATE").

      Section 2.9. Options.

            (a) Prior to the Closing, the Trustee shall execute and deliver each of the Option Agreements attached hereto as Exhibit A (each an "OPTION AGREEMENT" and collectively, the "OPTION AGREEMENTS") by which it grants to the Purchaser or its successors or assigns (the "OPTION HOLDER"), the following options:

                  (i) an option to purchase all of the capital stock of Read-Rite International, including any securities that are or may become exercisable for or convertible into capital stock of Read-Rite International (the "READ-RITE INTERNATIONAL OPTION")

                  (ii) an option to purchase all of the capital stock of Read Rite Holding Company, a Delaware corporation ("READ RITE HOLDING"), including any securities that are or may become exercisable for or convertible into capital stock of Read Rite Holding (the "READ RITE HOLDING OPTION"); and

                  (iii) an option to purchase all of the capital stock of Sunward Technologies International, a Hong Kong company ("SUNWARD TECHNOLOGIES" and collectively with Read-Rite International and Read Rite Holding, the "OPTION COMPANIES"), including any securities that are or may become exercisable for or convertible into capital stock of Sunward Technologies (the "SUNWARD TECHNOLOGIES OPTION" and collectively with the Read-Rite International Option and the Read Rite Holding Option, the "OPTIONS").

            (b) Prior to the Closing, the Trustee shall deliver to Option Holder one or more Stock Certificates representing in the aggregate all of the shares of capital stock of each of the Option Companies, along with duly executed and notarized stock powers (or other appropriate share transfer document) with respect to each Stock Certificate, endorsed in blank. In the event that Company or any Affiliate of Company owns any securities that are or may become exercisable for or convertible into capital stock of any of the Option Companies, the Trustee shall also, prior to the Closing, deliver or cause to be delivered to Option Holder the original instrument(s) evidencing such securities, duly endorsed in blank and notarized for transfer. Prior to the Closing, the Trustee shall also have delivered to Purchaser one or more Stock Certificates representing in the aggregate all of the shares of capital stock of Read-Rite (Thailand) Co., Ltd. (other than the 12 shares held by individuals) and all of the shares of capital stock of Read-Rite (Malaysia) Sdn. Bhd. If any of the Option Agreements have not been exercised prior to their expiration, the Purchaser shall cause Option Holder to return to the Trustee all Stock Certificates, securities and related stock powers (or other appropriate share transfer document) delivered to Option Holder pursuant to this Section 2.9 with respect to such unexercised Option Agreement (which, with respect to the Read-Rite International Option Agreement, shall also include the Stock Certificates of Read-Rite (Thailand) Co., Ltd. and Read-Rite (Malaysia) Sdn. Bhd. delivered by Trustee to Option Holder hereunder). In the event that an Option has expired unexercised, Trustee shall take all actions necessary to abandon its ownership interest in the underlying Option Company.

            (c) At the request of the Purchaser, in addition to granting any of the Options to the Option Holder, the Trustee shall enter into a mutually acceptable proxy agreement allowing the Purchaser to vote all of the shares or other ownership interests in the applicable Option Company.

            (d) In order to protect the value of the Options, the Trustee shall, at all times from and after the date hereof until the exercise by Option Holder of such Options, cause the Company and the Bankruptcy Estate to retain all beneficial and record interest to all of the outstanding capital stock of each of the Option Companies (excluding the interest held by Option Holder pursuant to the Option Agreements) and shall not pledge or otherwise encumber any of the securities of the Option Companies. Without limiting the foregoing, and except as required or contemplated as part of the transactions hereunder, the Trustee shall not, prior to the earlier of (1) the exercise of an Option or (2) the abandonment by the Trustee pursuant to Section 2.9(b) of its ownership interest in such Option Company, cause any of the Option Companies to take any of the following actions without the prior written consent of Option Holder: (i) sell, encumber or otherwise dispose of any its assets other than in the ordinary course of its business consistent with past practices; or (ii) amend its charter documents or bylaws; or (iii) issue, sell, redeem or acquire for value, or agree to do so, any of its capital stock or debt obligations; or (iv) agree to or make any commitment to take any actions prohibited by this Section 2.9.

      Section 2.10. Deliveries at Closing.

            (a) At the Closing, the Trustee shall deliver, or cause to be delivered, to Purchaser, the following:

                  (i) a bill of sale and assignment to transfer title to the Purchaser of the Purchased Assets, without representation, recourse or warranty, express or implied;

                  (ii) the Trustee's and the Bankruptcy Estate's rights of possession and control of the Purchased Assets, on an as-is and where-is basis, to Purchaser or such Affiliate of Purchaser which is designated by Purchaser in accordance with Section 8.6 herein, including the provision of any keys, access codes, passwords or the like required to gain and enjoy such possession and control as are in the control of the Trustee; and

                  (iii) such other duly executed documents, instruments and certificates as may be necessary or appropriate to be delivered by the Trustee as shall be reasonably necessary to transfer to Purchaser all of the Trustee's and the Bankruptcy Estate's right, title and interest in, to and under all of the Purchased Assets in accordance with this Agreement, including but not limited to assignment documents perfecting Purchaser's ownership of Intellectual Property in forms reasonably acceptable to Purchaser, the executed Option Agreements and the Stock Certificates required to be deliver by Section 2.9(b).

            (b) At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Trustee or the third parties designated by the Trustee the following:

                  (i) an amount of cash equal to the portion of the Purchase Price referred to in Sections 2.7(b) and (c) (less the amount of the Deposit held by the Trustee) by wire transfer of immediately available same day funds to an account or accounts designated by the Trustee;

                  (ii) to the Trustee as escrow agent for the benefit of the non-debtor parties to the Assigned Contracts, an amount of cash equal to the cure costs set forth on Schedule 1.1(a)(i), or such other cure amounts as may be determined by the Bankruptcy Court, pending the Purchaser's final determination of Assigned Contracts pursuant to the terms of Section 2.3; and

                  (iii) such other duly executed documents, instruments and certificates as may be necessary or appropriate to be delivered by Purchaser pursuant to this Agreement.

      Section 2.11. Supplemental Order. The parties agree to use commercially reasonable efforts to ensure that the Supplemental Order shall provide that (i) the sale of the Purchased Assets shall be free and clear of all Intellectual Property License Rights (provided that the Supplemental Order provides that the Bankruptcy Estate shall have no liability for any claims of the holders of such Intellectual Property License Rights arising as a result of any such free and clear sale), (ii) the failure of any party to object to the Supplemental Motion shall be deemed to be consent to the relief requested therein for purposes of sections 363(f) and 365(f) of the Bankruptcy Code, (iii) if any Cross-License is rejected pursuant to section 365(a) of the Bankruptcy Code then, for purposes of section 365(n) of the Bankruptcy Code, the "royalty" with respect to the non-debtor party's Intellectual Property License Rights thereunder is and shall be any grant of license or other rights by the non-debtor party to Intellectual Property of the non-debtor party required by the Cross-License and that, if the Cross Licensee elects to keep its Intellectual Property License Rights under section 365(n)(1)(B) of the Bankruptcy Code, then such royalties shall be owed to Purchaser upon transfer of the Bankruptcy Estate's Intellectual Property to the Purchaser, and (iv) any party making an election to retain any Intellectual Property License Rights pursuant to section 365(n)(1)(B) of the Bankruptcy Code must make such election by written declaration to the Trustee, the Bankruptcy Court and the Purchaser within five (5) Business Days of receipt of notice of the rejection of the applicable Contract.

      Section 2.12. Additional Consideration. Upon the Supplemental Order becoming a Final Order, Purchaser shall pay additional consideration of $500,000 in cash to the Trustee.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE TRUSTEE

      The Trustee hereby represents and warrants to the Purchaser as follows:

      Section 3.1. Authority. Subject to entry of the Sale Order, the Trustee has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed and delivered by the Trustee and constitutes the valid and binding agreement of the Trustee, enforceable in accordance with its terms.

      Section 3.2. Brokers and Finders. No broker, finder, consultant or intermediary is entitled to a broker's, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement or upon the consummation of the transactions contemplated hereby, or if the Closing does not occur, as a result of any actions or agreements of the Trustee or the Bankruptcy Estate or his or its agents.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser hereby represents and warrants to the Trustee as follows:

      Section 4.1. Authority. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and any Related Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby to be performed by it. All corporate proceedings and actions on the part of the Purchaser required by Law, its certificate of incorporation, bylaws, this Agreement and the Related Documents to which it is or will be a party, the performance of the obligations hereunder and thereunder to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly taken, and no other corporate proceedings or actions on the part of the Purchaser is necessary. This Agreement is, and each of the Related Documents to which the Purchaser is or will be a party will upon execution be, a valid and binding agreement enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting the enforcement of creditor's rights generally.

      Section 4.2. No Application of HSR. No filing will be required under HSR in connection with the transactions contemplated hereunder, and this representation and warranty shall survive until the twelve (12) month anniversary of the Closing.

      Section 4.3. Organization, Standing and Power. The Purchaser (a) is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation; (b) has all requisite corporate power and authority to own, lease or operate the assets it now owns, leases or operates and to carry on the business now being conducted by it; (c) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the ownership or use of its assets or conduct of its business requires it to be so qualified or licensed and in good standing except where any such failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the Purchaser, and (d) is solvent, has adequate capital, and has the financial wherewithal or committed financial resources to meet the Purchaser's obligations hereunder and perform under the Assigned Contracts.

      Section 4.4. Litigation. No Actions or Proceedings are pending or, to the knowledge of the Purchaser, threatened against the Purchaser which seeks to delay or prevent the consummation of, or which would materially adversely affect the Purchaser's ability to consummate, the transactions contemplated by this Agreement.

      Section 4.5. Consents and Approvals. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby will not: (a) violate any provision of the articles of incorporation, bylaws, certificate of formation or operating agreement of the Purchaser; (b) violate any Law applicable to the Purchaser; or
(c) require Purchaser to make any filing with, obtain any permit, consent, license or approval of, or give any notice to, any Governmental Entity except, in the case of clauses (a), (b) and (c), for such violations, filings, permits, consents, licenses, approvals, notices, breaches or conflicts which would not be reasonably likely to prohibit Purchaser from consummating the transactions contemplated by this Agreement or the Related Documents to which it is a party or performing its obligations hereunder and thereunder.

      Section 4.6. Brokers and Finders. No broker, finder, consultant or intermediary is entitled to a broker's, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement or upon the consummation of the transactions contemplated hereby, or if the Closing does not occur, and Purchaser shall indemnify and hold harmless the Trustee from and against any liability with respect to any and all such fees and commissions arising out of any claimed retention by the Purchaser of a broker or finder in connection with the transactions contemplated by this Agreement.

      Section 4.7. "AS IS" Transaction. The Purchaser hereby acknowledges and agrees that, except as otherwise expressly provided in this Agreement, the Trustee makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Business or to the Purchased Assets (including, without limitation, income to be derived or expenses to be incurred in connection with the Business or the Purchased Assets, the physical condition of any personal or real property comprising a part of the Purchased Assets or which is the subject of any Assigned Contract to be assumed by the Purchaser at the Closing Date, the environmental condition or other matter relating to the physical condition of any real property or improvements which are the subject of any assigned lease to be assumed by the Purchaser at the Closing Date, the zoning of any such real property or improvements, the value or transferability of the Purchased Assets (or any portion thereof), the terms, amount, validity or enforceability of any Assumed Liabilities, or the merchantability or fitness of the Purchased Assets). Without in any way limiting the foregoing, the Trustee hereby disclaims any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Purchased Assets. The Purchaser further acknowledges that the Purchaser has conducted an independent inspection and investigation of the physical condition of the Purchased Assets, as the Purchaser deemed necessary or appropriate and that in proceeding with its acquisition of the Purchased Assets the Purchaser is doing so based solely upon such independent inspections and investigations, but subject to the satisfaction or waiver of the closing conditions specified herein. Accordingly, if the Closing occurs, the Purchaser will accept the Purchased Assets at the Closing Date "AS IS," "WHERE IS," and "WITH ALL FAULTS," subject to the provisions of this Agreement and the Sale Order providing that the sale of the Purchased Assets is free and clear of all Liens, Claims and Interests.

                                   ARTICLE V

                                    COVENANTS

      Section 5.1. Access and Information. Upon reasonable notice and during customary business hours, or otherwise as mutually agreed to by the parties, the Trustee will afford the Purchaser and its counsel, accountants and other representatives reasonable access to documents and information concerning the Purchased Assets and to the Fremont Facility; provided that the Purchaser shall not be given access to any Confidential Information. The Purchaser agrees that its completion and satisfaction of any due diligence review of the

Purchased Assets or of the Fremont Facility is not a condition to the obligations of the Purchaser to consummate the transactions contemplated by this Agreement.

      Section 5.2. Sale Motion. Provided that the Bankruptcy Court determines that Purchaser is the "winning bidder", the Trustee shall promptly move the Bankruptcy Court for entry of the Sale Order.

      Section 5.3. Deposit. Trustee acknowledges its receipt of an initial deposit of $800,000 deposited by Purchaser with the Trustee on July 15, 2003 (the "INITIAL DEPOSIT") as well as a supplemental deposit of $16,000,000 deposited by Purchaser with the Trustee on July 22, 2003 (the "SUPPLEMENTAL DEPOSIT" and collectively with the Initial Deposit, the "DEPOSIT"). Trustee has retained and shall continue to retain the Deposit in a segregated interest bearing account. Provided that the Bankruptcy Court determines that Purchaser is the "winning bidder", the Purchaser shall increase the Deposit to 20% of the Purchase Price within one Business Day of the date of the entry by the Bankruptcy Court of the Sale Order. The Deposit shall be credited against the Purchase Price, returned to the Purchaser, or retained by the Trustee, in accordance with the terms of this Agreement.

      Section 5.4. Conduct of Business. To the extent he may do so within the constraints of any applicable funding stipulation with TCP and other interested parties, the Trustee agrees that during the Interim Period, he will:

            (a) use his commercially reasonable efforts to maintain the Purchased Assets in substantially the same manner as conducted during the period from the Petition Date to the date hereof and to maintain the Purchased Assets (to the extent such assets constitute tangible property) in good repair, subject to normal wear and tear;

            (b) pay any required filing, processing or other fee, and use commercially reasonable efforts to maintain the validity of the Company's or the Bankruptcy Estate's rights in, to or under any Intellectual Property;

            (c) use commercially reasonable efforts to maintain the Equipment included in the Purchased Assets in "idle" mode, so that chemicals and solvents may continue to pass through such Equipment, and to continue to hold and maintain such Equipment and any and all clean rooms or similar facilities included in the Purchased Assets in the same manner and condition as such were held and maintained at the inspection thereof conducted by Purchaser on or about June 27, 2003;

            (d) while a Contract is identified as an Assigned Contract on
Schedule 1.1(a)(i), not move the Bankruptcy Court to reject such Contract and oppose any motion to compel rejection of such Contract;

            (e) use commercially reasonable efforts to maintain all licenses and permits of the Bankruptcy Estate, including those used in the operation of the Business; and

            (f) not do any of the following: (i) sell, encumber or otherwise dispose of any of the Purchased Assets other than in the ordinary course of its business consistent with past practices; (ii) amend the charter documents or bylaws of the Company; or (iii) issue, sell, redeem or acquire for value, or agree to do so, any of the capital stock or debt obligations of the Company.

      Section 5.5. Bankruptcy Court Approval.

            (a) The Trustee shall use his commercially reasonable efforts to have this Agreement and the transactions contemplated hereby approved by the Bankruptcy Court in their entirety.

            (b) The Trustee shall use his commercially reasonable efforts to ensure that the Sale Order provides for all necessary and customary findings and holdings, including: (i) each of the specific provisions that is a condition to the Purchaser's obligations to close pursuant to Section 6.1(d); (ii) time is of the essence and a prompt closing is necessary to preserve the value of the Purchased Assets; and (iii) the ten day automatic stays under Bankruptcy Rules 6004(g) and 6006(d) are waived for cause (the "TEN DAY WAIVER").

            (c) The Purchaser shall reasonably but promptly cooperate with the Trustee in providing any information and evidence that may be reasonably required to demonstrate to the Bankruptcy Court's satisfaction (i) the Purchaser's good faith under section 363(m) of the Bankruptcy Code such that the reversal or modification on appeal of the Sale Order shall not affect the validity of the sale of the Purchased Assets as contemplated hereunder, and (ii) adequate assurance of future performance of all Assigned Contracts to the extent required pursuant to section 365(f)(2)(b) of the Bankruptcy Code.

      Section 5.6. Further Assurances. At any time from and after the Closing Date, at the Purchaser's expense, each of the Trustee and the Purchaser shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Purchaser or the Trustee, as the case may be, and necessary for the Purchaser or the Trustee, as the case may be, to satisfy its obligations hereunder or to obtain the benefits contemplated hereby and the Trustee shall cooperate with Purchaser in connection with the disposition of the Purchased Assets hereunder. In the event that Purchaser is unable to secure the Trustee's signature on any document reasonably required by Purchaser relating to the perfection of Purchaser's rights in or Purchaser's enforcement of its rights under Intellectual Property, then, subject to the Purchaser obtaining approval of the Court therefor, the Purchaser and its duly authorized officers and agents shall be deemed designated and appointed as the agents and attorneys-in-fact to act for and on behalf and instead of the Trustee, to execute and file any such document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Trustee.

      Section 5.7. Post-Closing Access to Information. The Purchaser and the Trustee acknowledge that, subsequent to the Closing, each may need access to information, documents or computer data in the control or possession of the other, and the Trustee may need access to the Purchased Assets for purposes of administering the Bankruptcy Estate, concluding the transactions contemplated herein and for audits, investigations, compliance with governmental requirements, regulations and requests, and the prosecution or defense of third-party claims. Accordingly, the Purchaser agrees that, to the extent permitted by applicable Law and subject to the terms hereof, at the sole cost and expense of the Trustee, it will make available to the Trustee and its agents, independent auditors and/or Governmental Entity such documents and information as may be available relating to the Purchased Assets in respect of periods prior to the Closing Date and will permit the Trustee to make copies of such documents and information. The Trustee may not assign this access right to any third party, without the Purchaser's written consent which may be granted or withheld in the Purchaser's sole and absolute discretion. Trustee agrees that, at the sole cost and expense of the Purchaser, the Trustee will make available to the Purchaser and its agents, independent auditors and/or Governmental Entity such documents and information as may be in the possession of such the Trustee relating to the Purchased Assets in respect of periods prior to the Closing Date and will permit the Purchaser to make copies of such documents and information (provided that the foregoing shall not apply to any Confidential Information). Without limiting the generality of the foregoing, the Trustee will cooperate fully with the Purchaser from and after the Closing Date to ensure that Schedule 1.1(a)(i) sets forth a complete list of Assigned Contracts.

      Section 5.8. Confidential Information. In the event that, notwithstanding the terms of this Agreement, the Purchaser or any of the Purchaser's agents, officers, directors, employees, principals, or partners receives Confidential Information, the Purchaser shall promptly return any and all such Confidential Information to the Trustee or shall destroy such Confidential Information and shall promptly and fully indemnify the Trustee and the Bankruptcy Estate against any loss, claim, liability, obligation, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys', consultants' and accountants' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any Actions or Proceeding or settling any such Action or Proceeding (subject to the approval of the Purchaser in its sole discretion)) with respect to any transfer to the Purchaser or any use of or failure to destroy any Confidential Information by the Purchaser.

      Section 5.9. Closing. The parties agree to use all commercially reasonable efforts to ensure the satisfaction of the conditions set forth in Article VI so as to enable the parties to effect the Closing on or prior to July 28, 2003 or, in the event that the Sale Order does not contain the Ten Day Waiver, August 5, 2003.

      Section 5.10. No Individual Liability. The Purchaser agrees that nothing in this Agreement will impose or lead to personal liability on the part of the Trustee or its agents, whether due to the representations and warranties made herein or otherwise.

      Section 5.11. Non-Purchased Assets. In the event that the Purchaser elects to exclude any Contract from the Assigned Contracts in accordance with Section
2.3 hereof, then (a) the Purchaser shall indemnify the Bankruptcy Estate for (i) the amount accrued under such Contract, if any, from the date of this Agreement (or, in the case of a Later Discovered Contract, the date such Contract was placed on Schedule 1.1(a)(i) to the date of rejection of such Contract (provided that the Trustee uses commercially reasonable efforts to reject or move to reject such Contract within five (5) Business Days of the date such Contract becomes an Excluded Contract) and (ii) the amount of any recovery from the collateral securing the claims of TCP and the Lenders to which the Trustee would otherwise be entitled to under section 506(c) of the Bankruptcy Code for the period between commencement of the Case and the date of this Agreement; in each case provided that such amount shall first be determined by Final Order to be an administrative expense of the Bankruptcy Estate; and (b) the Sale Order shall provide that the

Purchaser may take any action and file any motions or other papers with respect to the rejection of an Excluded Contract pursuant to the preceding Section 5.11(a) in place and in the name of the Trustee or that the Purchaser shall pay the legal fees of the Trustee involved in any such rejection. To the extent that the Trustee is unable to transfer any Equipment listed on Schedule 1.1(b)(ii) to the Purchaser free and clear of all Liens, Claims and Interests, or to the extent that the Sale Order does not permit such transfer, or with respect to any Excluded Assets, in each case either because the holder of such Liens, Claims and Interests objects to such transfer or for any other reason, then the Trustee agrees that upon request from the Purchaser he shall use his commercially reasonable efforts to provide the use and benefits of such assets to the Purchaser pursuant to a lease or other alternate arrangement, and that the Purchase Price shall be adjusted downward in an amount equal to the amount of the Purchase Price allocated thereto in Section 2.7(c). Provided that the Purchaser obtains the use and benefits of such assets pursuant to a lease or other alternate arrangement, the adjustment to Purchase Price referenced in the preceding sentence shall be the Purchaser's sole remedy in the event that the Trustee is unable to transfer any of the Equipment listed on Schedule 1.1(b)(ii) to the Purchaser free and clear of all Liens, Claims and Interests, or to the extent that the Sale Order does not permit such transfer.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

      Section 6.1. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by the Purchaser in writing on or prior to the Closing Date of each of the following conditions:

            (a) Representations; Covenants. Each of the representations and warranties of the Trustee contained in this Agreement shall be true and correct when made in all respects and as of the Closing Date, and the Trustee shall have performed in all material respects any covenant made by the Trustee under this Agreement; provided that notwithstanding anything to the contrary contained in this Agreement, the Purchaser's sole remedy if the Trustee fails to perform any covenant hereunder in any material respect, or any representation or warranty of the Trustee hereunder is incorrect, is to terminate this Agreement.

            (b) No Injunction; Absence of Certain Litigation. No preliminary or permanent injunction issued by any court of competent jurisdiction restraining, prohibiting or staying the Sale Order or the transaction contemplated hereby shall be in effect. No court or any other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or non-appealable judgment which prohibits the consummation of the Closing.

            (c) Sale Order. The Bankruptcy Court shall have entered an order approving this Agreement and the consummation of the transactions contemplated hereby in their entirety (the "SALE ORDER") on or before July 25, 2003. In addition, if the Sale Order does not contain the Ten Day Waiver then no stay of the Sale Order shall have been entered by a court of competent jurisdiction on or before August 5, 2003.

            (d) Form of Sale Order. The Sale Order shall be in a form reasonably acceptable to Purchaser approving the transactions contemplated hereby and the terms and conditions of this Agreement, and it shall provide for all necessary and customary findings and holdings, including at minimum the following: (i) the Trustee has adequately marketed the Purchased Assets, and all interested parties, potential bidders and parties who hold Liens, Claims or Interests in the Purchased Assets have received proper and adequate notice of the sale in accordance with the Bankruptcy Code and applicable orders of the Court, including any bidding procedures order; (ii) the Trustee is authorized to consummate the transactions contemplated under this Agreement and his decision to do so is a proper exercise of his business and fiduciary duties; (iii) the Purchaser's bid is the best offer for the Purchased Assets, the sale to the Purchaser is in the best interests of the Bankruptcy Estate and its creditors and provides the best reasonably achievable outcome therefor, and the terms of this Agreement are fair and reasonable and provide fair value for the Purchased Assets; (iv) except as provided herein, the Purchased Assets shall be sold free and clear of (A) all Liens, Claims and Interests against the Bankruptcy Estate and (B) any Lien, Claim or Interest in the Purchased Assets of an entity other than the Bankruptcy Estate, but in both instances other than the Assumed Liabilities, with such Liens, Claims and Interests to attach to the consideration to be received by the Trustee in the same priority and subject to the same defenses and avoidability, if any, as before the Closing, and the Purchaser would not enter into this Agreement or purchase the Purchased Assets otherwise; (v) the Trustee's assumption and assignment of the Contracts listed on Schedule 1.1(a)(i) as of the date of this Agreement, is approved on the terms provided in this Agreement, and the Purchaser has provided adequate assurances of future performance thereunder; (vi) the Purchaser is a good faith purchaser entitled to the protections afforded by Bankruptcy Code section 363(m) such that the reversal or modification on appeal of the Sale Order shall not affect the validity of the sale of the Purchased Assets as contemplated hereunder, negotiations have been fair and arm's-length and no party has engaged in any conduct that would cause the sale to be affected under Bankruptcy Code section 363(n); and (vii) the Purchaser shall have no obligations under any Liabilities of the Company or the Bankruptcy Estate other than the Assumed Liabilities and its obligations under this Agreement.

            (e) Options. The Trustee shall have executed each of the Option Agreements and granted each of the Options to the Option Holder, and the Stock Certificates representing the capital stock of Read-Rite International, Read-Rite (Thailand) Co., Ltd., Read-Rite (Malaysia) Sdn. Bhd., Read Rite Holding and Sunward Technologies, along with stock powers as specified in
Section 2.9 herein shall have been delivered to Purchaser, all in accordance with Section 2.9 herein. The Options shall be fully valid and exercisable in accordance with their terms.

            (f) Certificates. The Trustee shall have delivered to the Purchaser a certificate of the Trustee certifying that the conditions set forth in this
Section 6.1 have been satisfied.

            (g) Miscellaneous. No order shall have been entered in the Case providing for the rejection of any Contract other than a Restricted Contract or a Contract designated by the Purchaser as an Excluded Contract. The Trustee shall not have abandoned or otherwise relinquished his or the Bankruptcy Estate's interest in any material property designated by the Purchaser as a Purchased Asset, other than assets disposed of or abandoned in the ordinary course of business consistent with past practice.

      Section 6.2. Conditions to Obligations of Trustee. The obligation of the Trustee to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver in writing by the Trustee on or prior to the Closing Date of each of the following conditions:

            (a) Purchase Price. Trustee has received the portion of the Purchase Price referred to in Sections 2.7(b) and (c) in cash.

            (b) Representations; Covenants. Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct when made in all respects and as of the Closing Date, and the Purchaser shall have performed in all material respects any covenant made by the Purchaser under this Agreement; provided that notwithstanding anything to the contrary contained in this Agreement, the Trustee's sole remedy if the Purchaser fails to perform any covenant hereunder in any material respect, or any representation or warranty of the Purchaser hereunder is incorrect, is to terminate this Agreement.

            (c) No Injunction; Absence of Certain Litigation. No preliminary or permanent injunction issued by any court of competent jurisdiction restraining, prohibiting or staying the Sale Order or the transaction contemplated hereby shall be in effect.

            (d) Payment of Cure Costs. At the Closing, the Purchaser shall have paid or placed into escrow the cure costs (as determined by a Cure Finding) for all Assigned Contracts listed on Schedule 1.1(a)(i) as of the Closing Date.

            (e) Certificates. The Purchaser shall have delivered to the Trustee a certificate of the Purchaser certifying that the conditions set forth in this
Section 6.2 have been satisfied.

            (f) Sale Order. The Bankruptcy Court shall have entered the Sale Order. If the Ten Day Waiver is not included in the Sale Order, no stay of the Sale Order shall have been obtained before the eleventh day following entry of the Sale Order.

                                  ARTICLE VII

                                   TERMINATION

      Section 7.1. Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

            (a) by mutual written consent of the Trustee and the Purchaser; or

            (b) by Purchaser by written notice to the Trustee if any one or more conditions to the obligations of Purchaser to consummate the transactions contemplated by this Agreement as set forth in Section 6.1 have not been satisfied by August 5, 2003;

            (c) by Trustee by written notice to the Purchaser if any one or more conditions to the obligations of the Trustee to consummate the transactions contemplated by this Agreement as set forth in Section 6.2 have not been satisfied by August 5, 2003;

            (d) by the Purchaser or the Trustee if there has been a material misrepresentation or material breach on the part of the other party in its representations, warranties or covenants set forth herein that is not cured on or before August 5, 2003.

      Section 7.2. Notice of Termination. In the event of any termination pursuant to this Article VII, written notice thereof setting forth the reasons therefor shall promptly be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

      Section 7.3. Abandonment. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article VII, this Agreement shall become void and have no further force or effect, except for the provisions regarding expenses and return of the Deposit. Notwithstanding the preceding sentence, nothing in this Article VII shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

      Section 7.4. Deposit Refund. In the event this Agreement is terminated, the Deposit shall be refunded to the Purchaser subject to any applicable right of setoff or recoupment.

                                  ARTICLE VIII

                                  MISCELLANEOUS

      Section 8.1. Purchase Price Allocation. Except with respect to the Equipment specified in Schedule 1.1(b)(ii) (as to which the allocation of consideration shall be the Equipment Price), the Purchaser shall determine, and shall notify the Trustee of same within 15 days following the Closing Date, (i) the amount of the total consideration transferred by the Purchaser in exchange for the remaining Purchased Assets, which amount will consist of the Purchase Price plus the amount of the Assumed Liabilities, and (ii) the allocation of such total consideration among the remaining Purchased Assets and Assumed Liabilities in accordance with their relative fair market values in the manner required by section 1060 of the Code, the regulations thereunder and any applicable provisions of any other Law. The Trustee shall notify the Purchaser of any objection within 30 days following receipt of such allocation. In any event, the allocation shall be agreed to between the parties by no later than 60 days after the Closing Date.

      Section 8.2. Benefit; Risk of Loss. Upon consummation of the Closing, the Purchaser will receive the benefits of the Purchased Assets and accrue the obligations of the

Assumed Liabilities (including the Assigned Contracts), from and after 12:01 a.m. on the Closing Date and as of such time, the risk of loss of the Purchased Assets shall be deemed transferred from the Bankruptcy Estate to the Purchaser.

      Section 8.3. Survival of Representations and Warranties. Provided the Closing occurs, the representations and warranties and the covenants required to be performed prior to the Closing Date contained in this Agreement shall terminate as of the Closing Date; provided that the representation of Purchaser set forth in Section 4.2 shall survive until the twelve month anniversary of the Closing Date. All covenants and indemnification obligations required to be performed after the Closing Date shall survive the Closing Date.

      Section 8.4. Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Trustee and the Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party or parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

      Section 8.5. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

      Section 8.6. Assignment. This Agreement and the rights and obligations of the parties hereunder shall not be assigned, delegated or otherwise transferred, by the Purchaser or by the Trustee; provided, however, that the Purchaser may assign its rights and obligations hereunder in whole or in part to an Affiliate or a lender or other financing source of the Purchaser or to a party from whom the Purchaser intends to lease the subject assets; provided that (i) notwithstanding any such assignment the Purchaser shall remain liable for all performance required under this Agreement, (ii) if the Purchaser assigns all of its rights hereunder, such assignee shall assume all obligations of the Purchaser hereunder and (iii) if the Purchaser assigns its purchase rights with respect to a portion (but not all) of the Purchased Assets, then the Trustee's sole obligation to the assignee shall be to convey title to such portion of the Purchased Assets to such assignee on the Closing Date in the manner prescribed by this Agreement, subject to satisfaction of all conditions expressly provided in this Agreement, and such assignee shall not be deemed a beneficiary of, and shall have no right to assert any other claim arising from, any other covenant, representation or warranty of the Trustee under this Agreement, all such rights being deemed reserved to the original named Purchaser hereunder. The Trustee agrees to enter into such amendments to, or restatements of, this Agreement and the exhibits hereto as may be reasonably required to give effect to this Section 8.6, so long as such amendments or restatements do not adversely affect the rights of the Trustee hereunder or thereunder.

      Section 8.7. Entire Agreement. This Agreement (including all Schedules hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

      Section 8.8. Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

      Section 8.9. Parties in Interest; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Purchaser, the Trustee and the Bankruptcy Estate, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement; provided that in the event the Trustee declines to timely exercise any rights hereunder, such rights may be exercised by TCP.

      Section 8.10. Schedules. Each of the parties hereto shall (a) give prompt notice to the other party of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty by such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and shall promptly deliver to the other party an amended or supplemental Schedule to such representation or warranty; and (b) give prompt notice to the other party of any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under any Related Document; provided, however, that the delivery of any notice pursuant to this Section 8.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. No notification under this Section 8.10 shall be deemed to cure any breach or default or event of default or render any representation or warranty complete or accurate.

      Section 8.11. Headings. The section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      Section 8.12. Notices. Any notice required to be given to the Trustee under this Agreement shall be furnished contemporaneously to TCP. All notices hereunder shall be deemed given if in writing and delivered personally, sent by facsimile (confirm receipt), by registered or certified mail (return receipt requested) or nationally recognized overnight courier to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

                                    if to the Trustee:

                                    Tevis T. Thompson Jr., Esq.
                                    P.O. Box 1110
                                    Martinez, CA 94553
                                    Facsimile: (925)

                                    with a copy to:

                                    Jeremy Katz, Esq.
                                    Gordon & Rees LLP
                                    Embarcadero Center West
                                    275 Battery Street, 2000
                                    San Francisco, CA 94111
                                    Facsimile: (415) 986-8054

                                    plus

                                    David A. Hollander, Esq.
                                    Tennenbaum Capital Partners, LLC
                                    11100 Santa Monica Blvd, Suite 210
                                    Los Angeles, CA 90025
                                    Facsimile: (310) 566-1045

                                    and

                                    Lee R. Bogdanoff, Esq.
                                    Klee, Tuchin, Bogdanoff & Stern LLP
                                    2121 Avenue of the Stars, 33rd Floor
                                    Los Angeles, CA 90067
                                    Facsimile: (310) 407-9090

                                    and

                                    Ronn S. Davids
                                    Bingham McCutchen LLP
                                    355 South Grand Avenue
                                    Los Angeles, CA  90071
                                    Direct Fax:    (213) 830-8624

                                    if to Purchaser:

                                    RR(US) Acquisition Corporation
                                    20511 Lake Forest Drive
                                    Lake Forest, CA 92630
                                    Facsimile: (949) 672-5444 fax
                                    with a copy to:

                                    Ray Bukaty. Esq.
                                    Western Digital Corporation
                                    20511 Lake Forest Drive
                                    Lake Forest, CA  92630
                                    Facsimile: (949) 672-5444 fax

                                    Suzzanne S. Uhland, Esq.
                                    O'Melveny & Myers LLP
                                    610 Newport Center Drive
                                    Newport Beach, CA 92660
                                    Facsimile: (949) 823-6994

      Any notice given by mail shall be effective when received.

      Section 8.13. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared in all or in part by one of the parties, the parties confirm that both they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person.

      Section 8.14. General. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without reference to the choice of law principles thereof. Venue and jurisdiction for any legal action concerning this Agreement will be in the Bankruptcy Court. Time is of the essence in respect of each and every term, covenant and agreement included in this Agreement. This Agreement and any amendments hereto may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

      Section 8.15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement, or the application thereof to any person or entity or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

      Section 8.16. Indemnification for Breach of Section 4.2. Purchaser shall indemnify and hold harmless the Trustee from and against any liability with respect to a breach of Purchaser's representation in Section 4.2.

      IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.

                                      THE TRUSTEE:

                                      TEVIS T. THOMPSON, JR.

                                      By:      /s/ Tevis T. Thompson, Jr.
                                          --------------------------------------
                                            Name: Tevis T. Thomson, Jr.
                                            Title: Trustee

                                      THE PURCHASER:

                                      RR(US) ACQUISITION CORPORATION

                                      By: /s/  D. Scott Mercer
                                          --------------------------------------
                                               Name: D. Scott Mercer
                                               Title:  Authorized Representative

The undersigned, as primary obligor and not as surety, hereby irrevocably, independently and unconditionally (a) guarantees to the Trustee (i) the due and punctual payment of each payment required to be made by Purchaser under the Asset Purchase Agreement including, without limitation, indemnities, fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise of Purchaser thereunder, and (ii) the due and punctual performance and observance of, and compliance with, all covenants, agreements and obligations of Purchaser (all such obligations referred to in clauses (i) and (ii) being collectively referred to as the "GUARANTEED OBLIGATIONS"); and (b) indemnifies and holds the Trustee harmless for any and all costs and out-of-pocket expenses (including reasonable attorney's fees, expenses and disbursements) incurred by the Trustee in enforcing any rights under this Guaranty. This Guaranty is, and shall be construed to be, an absolute, unlimited and continuing guaranty of payment and performance of the Guarantied Obligations when due, and not of collectibility. This Guaranty is not conditioned or contingent upon the Trustee proceeding first against Purchaser, or any other potentially liable party, to enforce its obligations under the Asset Purchase Agreement or seeking to enforce any other right or remedy to which the Trustee is or may be entitled under or in connection with the Asset Purchase Agreement, and the Trustee shall not be required to take any actions or proceedings of any kind against Purchaser or any other potentially liable party for the Guaranteed Obligations. For purposes of this Guaranty, all sums owing by Purchaser shall be deemed to have become immediately due and payable hereunder at the same time such sums become due and payable under the Asset Purchase Agreement. The obligations of Guarantor set forth in this Guaranty shall not be released, discharged or in any way affected (in whole or in part) by any of the following: (i) any amendment or modification to the Guaranteed Obligations or the Asset Purchase Agreement; (ii) any lack of validity, legality or enforceability of the Asset Purchase Agreement; provided, that any such provision that is invalid, illegal or unenforceable, or any such provision that is rendered invalid, illegal or unenforceable by any such provision, shall not constitute a Guaranteed Obligation; (iii) any material change in the time, manner or place of payment or performance of, or in any other term of, any or all of the Guaranteed Obligations, or any other extension, compromise or renewal of any Guaranteed Obligation; (iv) any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation, dissolution, winding up or similar proceeding with respect to Purchaser. In addition to the foregoing, the Trustee shall have the right, from time to time and at any time, in its sole discretion and without any notice to or consent from Guarantor, and without affecting, impairing or discharging, in whole or in part, the liability of Guarantor hereunder, to grant extensions of time and other indulgences of any kind to Purchaser, and to compromise, release, substitute, exercise, enforce or fail or refuse to exercise or enforce any claims, rights or remedies of any kind which the Trustee may have, at any time, against Purchaser or the Guarantor, endorser or other party liable for Purchaser's debts or any collateral thereof, whether under the Asset Purchase Agreement, this Guaranty or otherwise. The Guarantor hereby waives (i) promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and (ii) any requirement that the Trustee protect, secure, perfect or insure any security interest or lien (if any), or any property subject thereto, or exhaust any right or take any action against the Trustee or any other Person (including any other guarantor) or any collateral (if any) securing the payment and performance of any Guaranteed Obligations.

                                      WESTERN DIGITAL CORPORATION

                                      By:       /s/  D. Scott Mercer
                                          --------------------------------------
                                             Name: D. Scott Mercer
                                             Title:  Authorized Representative

                         Exhibit A - Options Agreements

                                OPTION AGREEMENT

      This option (this "OPTION") is issued on July __, 2003, by TEVIS T. THOMPSON, JR., in his capacity as TRUSTEE for the Bankruptcy Estate of READ-RITE CORPORATION, a Delaware corporation (the "TRUSTEE"), to WESTERN DIGITAL (FREMONT), INC., a Delaware corporation formerly known as RR(US) ACQUISITION CORPORATION, (WESTERN DIGITAL (FREMONT), INC. and any subsequent assignee or transferee hereof are hereinafter referred to collectively as "OPTION HOLDER" or "OPTION HOLDERS").

      Reference is made to that certain Asset Purchase Agreement, dated as of July __, 2003, by and between Trustee and RR(US) Acquisition Corporation (the "ASSET PURCHASE AGREEMENT"). Capitalized terms used but not defined herein shall have the meaning given such terms in the Asset Purchase Agreement. As an inducement to Option Holder to enter into the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trustee hereby grants to Option Holder the right to purchase, at any time after the date hereof and on or before 5:00pm PST on the 180th day following the Closing, 101 ordinary shares of Read-Rite International, a Cayman Islands corporation ("READ-RITE INTERNATIONAL"), representing all of the outstanding capital stock of Read-Rite International. The exercise price to be paid by Option Holder to exercise this Option is $1.00.

      This Option will be deemed to have been exercised immediately prior to the close of business on the date of its surrender by Option Holder to the Trustee for exercise, along with payment of the exercise price by cash or check, all delivered to the Trustee at the address for the Trustee as set forth in the Asset Purchase Agreement. The Option Holder, upon exercise of this Option, will be treated for all purposes as the holder of record of such shares as of the close of business on the date the Option Holder is deemed to have exercised this Option.

      This Option may be transferred, in whole or in part to any person or business entity by presentation of this Option to the Trustee with written instructions for such transfer. Upon such presentation for transfer, the Trustee shall promptly execute and deliver a new option or options in the form hereof in the name of the transferee or transferees and in the denominations specified in such instructions. Upon receipt by the Trustee of evidence reasonably satisfactory to him of the loss, theft or destruction of this Option, and of indemnity or security reasonably satisfactory to him, or upon surrender of this Option if mutilated, the Trustee will make and deliver a new option of like tenor, in lieu of this Option. This Option shall be promptly canceled by the Trustee upon the surrender hereof in connection with any transfer or replacement.

      The Trustee will not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Trustee, but will at all times in good faith assist in the carrying out of all the provisions of this Option and in the taking of all such action as may be necessary or appropriate in order to protect the Option Holder's rights under this Option against impairment. Without limiting the foregoing, the Trustee shall not cause Read-Rite International to take any of the following actions without the prior written consent of Option Holder: (i) sell, encumber or otherwise dispose of any its assets other than in the ordinary course of its business consistent with past practices; or (ii) amend its charter documents or bylaws; or (iii) issue, sell, redeem or acquire for value, or agree to do so, any of its capital stock or debt obligations; or (iv) agree to or make any commitment to take any actions prohibited by this paragraph.

      This Option shall be governed by, and construed in accordance with, the laws of the State of California without reference to the choice of law principles thereof. Venue and jurisdiction for any legal action concerning this Option will be in the Bankruptcy Court.

                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the Trustee has caused this Option to be duly executed as of the day and year first written above.

                                        TRUSTEE:


                                        ----------------------------------------
                                                TEVIS T. THOMPSON, JR.

                                OPTION AGREEMENT

      This option (this "OPTION") is issued on July __, 2003, by TEVIS T. THOMPSON, JR., in his capacity as TRUSTEE for the Bankruptcy Estate of READ-RITE CORPORATION, a Delaware corporation (the "TRUSTEE"), to WESTERN DIGITAL (FREMONT), INC., a Delaware corporation formerly known as RR(US) ACQUISITION CORPORATION, (WESTERN DIGITAL (FREMONT), INC. and any subsequent assignee or transferee hereof are hereinafter referred to collectively as "OPTION HOLDER" or "OPTION HOLDERS").

      Reference is made to that certain Asset Purchase Agreement, dated as of July __, 2003, by and between Trustee and RR(US) Acquisition Corporation (the "ASSET PURCHASE AGREEMENT"). Capitalized terms used but not defined herein shall have the meaning given such terms in the Asset Purchase Agreement. As an inducement to Option Holder to enter into the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trustee hereby grants to Option Holder the right to purchase, at any time after the date hereof and on or before 5:00pm PST on the one year anniversary of the Closing, ______ shares of the _________ of Sunward Technologies International, a Hong Kong company ("SUNWARD TECHNOLOGIES"), representing all of the outstanding capital stock of Sunward Technologies. The exercise price to be paid by Option Holder to exercise this Option is $1.00.

      This Option will be deemed to have been exercised immediately prior to the close of business on the date of its surrender by Option Holder to the Trustee for exercise, along with payment of the exercise price by cash or check, all delivered to the Trustee at the address for the Trustee as set forth in the Asset Purchase Agreement. The Option Holder, upon exercise of this Option, will be treated for all purposes as the holder of record of such shares as of the close of business on the date the Option Holder is deemed to have exercised this Option.

      This Option may be transferred, in whole or in part to any person or business entity by presentation of this Option to the Trustee with written instructions for such transfer. Upon such presentation for transfer, the Trustee shall promptly execute and deliver a new option or options in the form hereof in the name of the transferee or transferees and in the denominations specified in such instructions. Upon receipt by the Trustee of evidence reasonably satisfactory to him of the loss, theft or destruction of this Option, and of indemnity or security reasonably satisfactory to him, or upon surrender of this Option if mutilated, the Trustee will make and deliver a new option of like tenor, in lieu of this Option. This Option shall be promptly canceled by the Trustee upon the surrender hereof in connection with any transfer or replacement.

      The Trustee will not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Trustee, but will at all times in good faith assist in the carrying out of all the provisions of this Option and in the taking of all such action as may be necessary or appropriate in order to protect the Option Holder's rights under this Option against impairment. Without limiting the foregoing, the Trustee shall not cause Sunward Technologies to take any of the following actions without the prior written consent of Option Holder: (i) sell, encumber or otherwise dispose of any its assets other than in the ordinary course of its business consistent with past practices; or (ii) amend its charter documents or bylaws; or (iii) issue, sell, redeem or acquire for value, or agree to do so, any of its capital stock or debt obligations; or (iv) agree to or make any commitment to take any actions prohibited by this paragraph.

      This Option shall be governed by, and construed in accordance with, the laws of the State of California without reference to the choice of law principles thereof. Venue and jurisdiction for any legal action concerning this Option will be in the Bankruptcy Court.

                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the Trustee has caused this Option to be duly executed as of the day and year first written above.

                                        TRUSTEE:


                                        ----------------------------------------
                                                TEVIS T. THOMPSON, JR.

                                OPTION AGREEMENT

      This option (this "OPTION") is issued on July __, 2003, by TEVIS T. THOMPSON, JR., in his capacity as TRUSTEE for the Bankruptcy Estate of READ-RITE CORPORATION, a Delaware corporation (the "TRUSTEE"), to WESTERN DIGITAL (FREMONT), INC., a Delaware corporation formerly known as RR(US) ACQUISITION CORPORATION, (WESTERN DIGITAL (FREMONT), INC. and any subsequent assignee or transferee hereof are hereinafter referred to collectively as "OPTION HOLDER" or "OPTION HOLDERS").

      Reference is made to that certain Asset Purchase Agreement, dated as of July __, 2003, by and between Trustee and RR(US) Acquisition Corporation (the "ASSET PURCHASE AGREEMENT"). Capitalized terms used but not defined herein shall have the meaning given such terms in the Asset Purchase Agreement. As an inducement to Option Holder to enter into the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trustee hereby grants to Option Holder the right to purchase, at any time after the date hereof and on or before 5:00pm PST on the one year anniversary of the Closing, 100 shares of the common stock of Read Rite Holding Company, a Delaware corporation ("READ RITE HOLDING"), representing all of the outstanding capital stock of Read Rite Holding. The exercise price to be paid by Option Holder to exercise this Option is $1.00.

      This Option will be deemed to have been exercised immediately prior to the close of business on the date of its surrender by Option Holder to the Trustee for exercise, along with payment of the exercise price by cash or check, all delivered to the Trustee at the address for the Trustee as set forth in the Asset Purchase Agreement. The Option Holder, upon exercise of this Option, will be treated for all purposes as the holder of record of such shares as of the close of business on the date the Option Holder is deemed to have exercised this Option.

      This Option may be transferred, in whole or in part to any person or business entity by presentation of this Option to the Trustee with written instructions for such transfer. Upon such presentation for transfer, the Trustee shall promptly execute and deliver a new option or options in the form hereof in the name of the transferee or transferees and in the denominations specified in such instructions. Upon receipt by the Trustee of evidence reasonably satisfactory to him of the loss, theft or destruction of this Option, and of indemnity or security reasonably satisfactory to him, or upon surrender of this Option if mutilated, the Trustee will make and deliver a new option of like tenor, in lieu of this Option. This Option shall be promptly canceled by the Trustee upon the surrender hereof in connection with any transfer or replacement.

      The Trustee will not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Trustee, but will at all times in good faith assist in the carrying out of all the provisions of this Option and in the taking of all such action as may be necessary or appropriate in order to protect the Option Holder's rights under this Option against impairment. Without limiting the foregoing, the Trustee shall not cause Read Rite Holding to take any of the following actions without the prior written consent of Option Holder: (i) sell, encumber or otherwise dispose of any its assets other than in the ordinary course of its business consistent with past practices; or (ii) amend its charter documents or bylaws; or (iii) issue, sell, redeem or acquire for value, or agree to do so, any of its capital stock or debt obligations; or (iv) agree to or make any commitment to take any actions prohibited by this paragraph.

      This Option shall be governed by, and construed in accordance with, the laws of the State of California without reference to the choice of law principles thereof. Venue and jurisdiction for any legal action concerning this Option will be in the Bankruptcy Court.

                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the Trustee has caused this Option to be duly executed as of the day and year first written above.

                                        TRUSTEE:


                                        ----------------------------------------
                                                TEVIS T. THOMPSON, JR.